Exhibit 99.1

China Green Material Technologies, Inc. Reports First Quarter 2011 Financial Results

-- Q1 2011 revenues increased to $4.5 million, 61.4% over the comparable quarter of 2010

-- Q1 2011 net income increased 112.3% to $0.9 million

-- Q1 2011 EPS increased to $0.04 from $0.02 in Q1 2010

-- Q1 2011 cash flow from operations of $2.4 million

HARBIN, China, May 16, 2011 /PRNewswire-Asia/ -- China Green Material Technologies, Inc. (OTC Bulletin Board: CAGM; "CAGM" or "the Company"), a Chinese leader in developing and manufacturing starch-based biodegradable, disposable containers, tableware and packaging materials, today announced financial results for the first quarter ended March 31, 2011.

First Quarter 2011:

Revenues - First quarter revenues increased 61.4% to $4.5 million from $2.8 million in the first quarter of 2010. The increased revenues reflect strong reorders from existing customers and expansion in the supermarket sector as well as railway bureaus. The Company increased average selling prices by approximately 6.0% in the first quarter of 2011 and gained a 52.5% increase in tonnage sold as compared to the corresponding period in 2010. In the first quarter of 2011, 40.7% of sales were from customized product orders and 99% of sales were to customers in the PRC. In the first quarter of 2010, only 24.4% of sales were from customized product orders.

Mr. Su Zhonghao, Chief Executive Officer of the Company, declared, "We experienced further acceleration in our revenue growth which increased from 49.5% for the year ended December 31, 2010 to 61.4% in the first quarter of 2011. This strong momentum reflects growing demand from new and existing customers in China, particularly for the product categories of disposable cups, food containers and plates. As we continue to introduce new branded products, which are stronger and less expensive than those from our competitors, while expanding our distribution capabilities to make our products available to more Chinese consumers, we are poised to capture additional market share in the rapidly growing RMB2.5 billion biodegradable products market in China." (Source: Degradable Plastics Committee of China Plastics Processing Industry Association)

Gross Profit - Gross profit in the first quarter of 2011 increased 43.2% to $1.7 million compared to $1.2 million in the first quarter of last year, while gross margin was 37.3% versus 42.1% a year ago. The decrease in the gross margin percentage was largely due to increases in overall production costs by 14.7%, which were mainly caused by higher raw material prices, amortization expenses of intangible assets and depreciation expenses.

Operating Expense - Operating expenses in the first quarter of 2011 totaled $0.5 million, or 11.2% of sales versus $0.3 million, or 10.2% of sales in the first quarter of 2010.  Selling expenses were constant at $0.05 million period-over-period, while general and administrative expenses increased to $0.5 million in compared to $0.2 million in 2010. The increase in operating expenses included a $0.04 million increase in stock compensation expenses and Zhonghao Biodegradable Materials Co., Ltd start up costs of $0.14 million for the period ended March 31, 2011.

Operating Income – 2011 first quarter income from operations increased 32.2% to $1.2 million from $0.9 million in the comparative period. Operating margin was 26.1% in the 2011 period versus 31.8% a year ago.

Other Income (Expense) - Other expenses were $0.03 million in the first quarter of 2011 versus a $0.4 million expense in the first quarter of 2010.

Net Income - Net income in the first quarter of 2011 was $0.9 million compared to $0.4 million in the first quarter of 2010.  Adjusted net income (non-GAAP) was $1.1 million, an increase of 46.2% versus a year ago adjusted net income (non-GAAP) of $0.8 million. Net income per diluted share was $0.04 in the first quarter of 2011 versus net income per diluted share of $0.02 in the first quarter of 2010 based on weighted average shares of 25.7 million and 22.4 million, respectively. The increase in share count reflects the issuance of 6.9 million common shares in two private placements completed in the first and second quarters of 2010.

The Company's effective tax rate was 19.4% in the first quarter of 2011 versus 17.7% for the same period in 2010.

"We are focused on expanding our capacity to meet the robust demand for our products. During the first quarter of 2011, our new state-of-the-art facility which is located in the Harbin Economic and Technological Development Zone has commenced production. The new facility allows us to operate more efficiently and will provide the ability to fill larger orders from our growing base of domestic and international customers. All in all, I am extremely excited about the future growth outlook for China Green Materials," concluded Mr. Su.

Liquidity and Capital Resources:

As of March 31, 2011, the Company had $13.9 million in cash and cash equivalents, an increase of approximately $1.8 million from the end of 2010, primarily due to net cash inflow from operating activities of $2.4 million in the first quarter of 2011, offset by $0.8 million of equipment and property investments for the new manufacturing facility. The Company made progress on improving its accounts receivable turnover, with Days Sales Outstanding decreasing from 187 days in the first quarter of 2010 to 171 days in the first quarter of 2011, based on annualized quarterly revenue.  The Company had $20.2 million in working capital and no long-term debt as of March 31, 2011. The current ratio was 6 to 1.

About China Green Material Technologies, Inc.

Website: http://www.sinogreenmaterial.com

China Green Material Technologies, Inc. (OTCBB: CAGM) is a China-based manufacturer of starch-based biodegradable and disposable food trays, containers, tableware and packaging products. Headquartered in Harbin city of China, the Company currently has 245 employees. The Company has developed proprietary biodegradable food packaging materials technologies.

Safe Harbor Statement

This press release contains certain statements that may include 'forward-looking statements' as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects," "anticipate," "optimistic," "intend," "will" or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of risks, other factors and those risks and other factors discussed in the Company's periodic reports that are filed with and available from the Securities and Exchange Commission, including the Annual Report on Form 10-K filed April 12, 2011. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

CHINA GREEN MATERIAL TECHNOLOGIES, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS

	March 31, 2011	December 31, 2010
	(Unaudited)
Assets
Current Assets:
Cash and equivalents	$13,858,980	$12,090,345
Restricted cash	410	4,266
Accounts receivable	8,435,184	10,097,506
Inventories	1,051,611	684,534
Accrued rental receivables	274,541	203,844
Deferred consulting expense	-	108,036
Other current assets	561,755	570,596
Total Current Assets	24,182,481	23,759,127

Deposits for construction	762,614	301,992
Property and equipment, net	17,451,327	17,372,325
Intangible assets, net	5,126,246	5,103,278
Technology and patent right, net	1,963,730	2,000,695
Investment	15,306	15,154
Deferred income taxes	148,696	147,207
Total Assets	$49,650,400	$48,699,778

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable and accrued expenses	$485,654	$539,275
Deferred revenue	17,863	14,695
Advances from a third party	1,384,906	1,371,042
Due to stockholders/officers	210,511	208,404
Warrants liability	909	95,085
Taxes payable	405,224	738,647
Other payables for technology and patent right purchase	1,525,227	1,509,958
Total Liabilities	4,030,294	4,477,106

Commitments and contingencies

Stockholders' Equity
Preferred stock, $0.001 par value, 20,000,000 shares authorized and 0 shares issued and outstanding	-	-
Common stock, $0.001 par value, 100,000,000 shares authorized, 25,701,025 shares issued at March 31, 2011 and December 31, 2010	25,701	25,701
Additional paid-in capital	25,213,966	25,191,392
Statutory reserves	1,817,035	1,699,062
Retained earnings	13,211,221	12,405,789
Accumulated other comprehensive income	5,352,183	4,900,728
Total Stockholders' Equity	45,620,106	44,222,672
Total Liabilities and Stockholders' Equity	$49,650,400	$48,699,778

CHINA GREEN MATERIAL TECHNOLOGIES, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	Three Months Ended March 31,
	2011	2010
	(Unaudited)	(Unaudited)

Revenues	$4,502,594	$2,789,398
Cost of Goods Sold	2,822,087	1,615,790

Gross Profit	1,680,507	1,173,608

Operating Expenses
Selling expenses	45,300	42,723
General and administrative expenses	461,180	242,761
Total Operating Expenses	506,480	285,484

Income From Operations	1,174,027	888,124

Other Income (Expenses)
Interest income	2,775	1,527
Interest expenses	(1,152)	-
Net rental (expense)/income	(29,142)	(10,423)
Loss on disposal of fixed assets	-	(123,404)
Impairment loss on investments	-	(197,098)
Other income (expense)	(1,232)	(30,433)

Total Other Expenses, Net	(28,751)	(359,831)

Income Before Income Taxes	1,145,276	528,293

Provision for Income Taxes	221,871	93,394

Net Income	$923,405	$434,899

Foreign Currency Translation Adjustment	451,455	3,460

Comprehensive Income	$1,374,860	$438,359

Net Income Per Common Share
-Basic	$0.04	$0.02
-Diluted	$0.04	$0.02

Weighted Average Common Shares Outstanding
-Basic	25,701,025	22,415,793
-Diluted	25,701,025	22,415,793

CHINA GREEN MATERIAL TECHNOLOGIES, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended March 31,
	2011	2010
	(Unaudited)	(Unaudited)
Cash flows From Operating Activities:
Net Income	$923,405	$434,899
Adjustments to reconcile Net Income to Net Cash
Provided by Operating Activities
Depreciation and amortization	530,298	340,394
Stock based compensation for shares issued to director and CFO	22,576	-
Amortization of deferred consulting expenses	108,036	-
Changes in warrants fair value	(94,176)	-
Changes in deferred tax	-	617
Bad debt expenses	-	(4,115)
Loss on long-term investment	-	197,098
Loss on disposal of fixed assets	-	123,404
Changes in operating assets and liabilities
Restricted cash	3,886	(96,557)
Accounts receivable	1,758,241	822,663
Inventories	(358,891)	176,703
Accrued rental receivable	(68,394)	236,460
Other current assets	14,560	(45,943)
Accounts payable and accrued expenses	(57,486)	(207,805)
Deferred revenue	3,009	24,362
Taxes payable	(339,706)	(84,087)

Net Cash Provided by Operating Activities	2,445,358	1,918,093

Cash Flows From Investing Activities:
Deposit for construction	(455,963)	-
Purchase of property and equipment	(348,433)	(7,297)
Proceeds from disposal of fixed assets	-	117,183
Net Cash Provided by (Used in) Investing Activities	(804,396)	109,886

Cash Flows From Financing Activities:
Proceeds from shareholders/officers loan	-	4,941
Proceeds from stock issued	-	4,481,913
Net Cash Provided by Financing Activities	-	4,486,854

Effect of Exchange Rate Changes on Cash and Equivalents	127,673	1,146

Net Increase in Cash and Equivalents	1,768,635	6,515,979

Cash and Equivalents at Beginning of Period	12,090,345	7,321,276

Cash and Equivalents at End of Period	$13,858,980	$13,837,255

SUPPLEMENT DISCLOSURES OF CASH FLOW INFORMATION
Cash paid for Interest	$1,152	$-
Cash paid for Income taxes	$346,899	$219,036

About Non-GAAP Financial Measures

This press release contains non-GAAP financial measures which Company management uses for financial and operational decision making, and as a means to evaluate period-to-period comparisons. The Company believes that these non-GAAP financial measures are useful to investors because they exclude start-up costs for our new subsidiary company, a loss on the disposal of fixed assets and a loss on long-term investments that our management excludes when it internally evaluates the performance of the Company's business and makes operating decisions, including internal budgeting, and performance measurement, because these measures provide a consistent method of comparison to historical periods. Moreover, management believes these non-GAAP measures reflect the essential operating activities of CAGM. Accordingly, management excludes these losses when making operational decisions. The Company believes that providing the non-GAAP measures that management uses to its investors is useful to investors for a number of reasons. The non-GAAP measures provide a consistent basis for investors to understand the Company's financial performance in comparison to historical periods. In addition, it allows investors to evaluate the Company's performance using the same methodology and information as that used by our management. Non-GAAP measures are subject to inherent limitations because they do not include all of the expenses included under GAAP and because they involve the exercise of judgment of which charges are excluded from the non-GAAP financial measure. However, our management compensates for these limitations by providing the relevant disclosure of the items excluded.

The following table provides a reconciliation of non-GAAP earnings to the equivalent GAAP measure.

	Three Months Ended
(in thousands, except per share data)	31-March	31-March
	2011	2010
Net income	$923	$435
Start-up costs for Zhonghao Biodegradable Materials., Co. Ltd	$145	-
Non-cash stock compensation expense	$36	-
Loss on investments	-	$197
Loss on fixed asset disposal	-	$123
Adjusted net income (non-GAAP)	$1,104	$755
Adjusted earnings per share (non-GAAP):
- Basic	$0.04	$0.03
- Diluted	$0.04	$0.03

For more information, please contact:

In China:

Low Yan Seong, CFO
China Green Material Technologies, Inc.
Email: cfo@sinogreenmaterial.com
Web: http://www.sinogreenmaterial.com
Buddy Lee, Corporate Secretary
China Green Material Technologies, Inc.
Email: secretary@sinogreenmaterial.com
Office: +86-451-51750888